Income Opportunity Realty Investors, Inc. 8-K

Exhibit 99.1

NEWS RELEASE	Contact:

FOR IMMEDIATE RELEASE	Income Opportunity Realty Investors, Inc. Investor Relations Erik Johnson (800) 400-6407 investor.relations@incomeopp-realty.com

Income Opportunity Realty Investors, Inc. Reports Fourth Quarter 2021 Results

Income Opportunity Realty Investors, Inc. Reports Earnings for Q4 2021

DALLAS (March 25, 2022) -- Income Opportunity Realty Investors, Inc. (NYSE American “IOR”) is reporting its results of operations for the quarter ended December 31, 2021. For the three months ended December 31, 2021, we reported net income attributable to common shares of $0.7 million or $0.17 per diluted share, compared to $1.3 million or $0.32 per diluted share for the same period in 2020.

Financial Results

Net income attributable to common shares decreased $0.6 million from $1.3 million for the three months ended December 31, 2020 to $0.7 million for the three months ended December 31, 2021. The decrease in net income is primarily attributed to a tax credit received in the prior year.

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, currently holds a portfolio of notes receivable. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company’s website at www.incomeopp-realty.com.

Income Opportunity Realty Investors, Inc.

Investor Relations

Erik Johnson, (800) 400-6407

Investor.relations@incomeopp-realty.com

INCOME OPPORTUNITY REALTY INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Revenues:
Other income	—	—	—	—
Expenses:
General and administrative	94	89	470	450
Advisory fee to related party	259	316	1,108	1,139
Total operating expenses	353	405	1,578	1,589
Net operating loss	(353)	(405)	(1,578)	(1,589)
Interest income from related parties	1,256	1,302	4,953	5,373
Other income	—	808	1,179	1,550
Income tax provision	(188)	(358)	(956)	(1,120)
Net income applicable to common shares	715	1,347	3,598	4,214

Earnings per share - basic and diluted
Basic and diluted	$0.17	$0.32	$0.86	$1.01
Weighted average common shares used in computing earnings per share
Basic and diluted	4,168,414	4,168,414	4,168,414	4,168,414